UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 28, 2007
SOMAXON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51665	20-0161599
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3721 Valley Centre Drive, Suite 500, San Diego, California		92130
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (858) 480-0400
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 99.1

Item 1.01. Entry into a Material Definitive Agreement.
     On March 28, 2007, Somaxon Pharmaceuticals, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with James L’Italien, Ph.D., the Company’s newly-appointed Senior Vice President, Regulatory Affairs and Quality Assurance. Dr. L’Italien brings to Somaxon more than 20 years of management experience in the regulatory and quality aspects of pharmaceutical product development. Previously, Dr. L’Italien was Senior Vice President, Regulatory Affairs and Compliance at Ligand Pharmaceuticals. Prior to joining Ligand, Dr. L’Italien was Vice President, Global Regulatory Affairs at Baxter BioScience, a division of Baxter Healthcare Corporation. He has also held management positions with Amylin Pharmaceuticals, Ortho Biotech and SmithKline Beecham. Dr. L’Italien received his Ph.D. in protein biochemistry from Boston University and a B.S. in chemistry, cum laude, from Merrimack College.
     Pursuant to the Employment Agreement, Dr. L’Italien is required to devote his full business time, attention, energy, skill and diligent efforts to the Company’s business. Dr. L’Italien’s annual base salary will be $290,000. The Employment Agreement does not provide for automatic annual increases in salary, but provides for annual salary reviews beginning after the Company’s 2007 fiscal year. Dr. L’Italien will receive a one-time bonus payment of $100,000 on March 16, 2008, contingent upon his continued employment as of such date. Dr. L’Italien will also be eligible to participate in any bonus plan that the Company puts into effect that is applicable to the Company’s senior vice presidents, with such one-time bonus credited against any bonus payable under any such plan.
     The Company has the right to terminate Dr. L’Italien’s employment at any time with or without “cause” (as defined in the Employment Agreement). Dr. L’Italien may resign with or without “good reason” (as defined in the Employment Agreement) upon 30 days’ written notice.
     In the event Dr. L’Italien’s employment is terminated as a result of his disability, he will receive any accrued but unpaid base salary or unused paid time-off as of the date of termination, six months of salary continuation payments, and, in the discretion of the Company’s board of directors, a pro-rated bonus for the year in which the termination occurs.
     The Employment Agreement also provides Dr. L’Italien with certain severance benefits in the event his employment is terminated by the Company other than for cause or if Dr. L’Italien resigns with good reason. Specifically, in the event of such a termination or resignation, Dr. L’Italien will receive any accrued but unpaid base salary or unused paid time-off as of the date of termination, six months of salary continuation payments, six months of health care benefits continuation at the Company’s expense, and, in the discretion of the Company’s board of directors, a pro-rated bonus for the year in which the termination or resignation occurs. In addition, that portion of Dr. L’Italien’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if Dr. L’Italien had remained employed for an additional 12 months, will immediately vest on the date of such termination or resignation, and he will be entitled to exercise such stock awards for 180 days following the date of termination or resignation (or such shorter period as is allowed by law).
     In the event of a “change of control” (as defined in the Employment Agreement) of the Company, 50% of Dr. L’Italien’s unvested stock awards will immediately become vested and exercisable on the date of the change of control, and any remaining unvested stock awards will become vested and exercisable on the one year anniversary of the date of the change of control. In addition, in the event Dr. L’Italien’s employment is terminated by the Company other than for cause or if Dr. L’Italien resigns with good reason, in each case within 12 months of a change of control, all of Dr. L’Italien’s unvested stock awards will immediately become vested and exercisable on the date of termination or resignation and he will be entitled to exercise such stock awards for 180 days following the date of termination or resignation (or such shorter period as is allowed by law).
     During the term of Dr. L’Italien’s employment with the Company and for a period of one year after termination of employment, he may not solicit the Company’s employees or consultants. The Employment Agreement provides that Dr. L’Italien may not disparage the Company at any time during or after the term of his employment. The Employment Agreement also reaffirms Dr. L’Italien’s obligations under the Company’s standard employee proprietary information and inventions agreement to which Dr. L’Italien is a party. In addition, the Employment Agreement provides for indemnification of Dr. L’Italien to the maximum extent permitted by law, and for the maintenance of directors’ and officers’ insurance for the benefit of Dr. L’Italien.
     A complete copy of the Employment Agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the terms of the Employment Agreement is qualified in its entirety by reference to such exhibit. On April 3, 2007, the Company issued a press release announcing the effectiveness of the Employment Agreement, which press release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit
Number	Description of Exhibit
10.1	Employment Agreement dated March 28, 2007, between Somaxon Pharmaceuticals, Inc. and James L’Italien, Ph.D.

99.1	Press Release, dated April 3, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOMAXON PHARMACEUTICALS, INC.

Date: April 3, 2007

	By:	/s/ Meg M. McGilley
	Name:	Meg M. McGilley
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
10.1	Employment Agreement dated March 28, 2007, between Somaxon Pharmaceuticals, Inc. and James L’Italien, Ph.D.

99.1	Press Release, dated April 3, 2007.